Exhibit 10.7
September 7,2007
Swami Kumeresan
780 Boylston St., Apt. 18H
Boston, MA 02199
Dear Swami:
This letter serves to confirm the terms of our employment agreement.

Position:	VP, Marketing

Status:	Full-time, Regular, Exempt

Reporting to:	David Friend, President & CEO

Compensation:	Base salary (annualized) of $130,000, which is $5,416.67 semi-monthly, paid in accordance: with the Company’s normal payroll procedures. You should note that Carbonate may modify salaries and benefits from time to time as it deems necessary.

All forms of compensation which are referred to in this offer letter are subject to reduction into reflect applicable withholding and payroll taxes.

Bonus	You will be eligible for an annual management bonus opportunity. This incentive payment will be based upon the achievement of management objectives to which we mutually agree. The management bonus plan is subject to the approval of the Company’s Compensation Committee.

Change of Control	If during the first six months after a change of Control (as defined below) you are terminated without cause or if, you voluntarily resign from the company due to “Constructive Termination” (as defined in section Severance), then 50% of your then unvested options, as of the date of the Change of Control, shall immediately vest.

“Change of Control” shall mean the occurrence of any of the following events: (1) the sale, lease or other disposition of all or substantially all of the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization that results in a change in financial control of the company.

Severance	In the event that your employment is terminated because your position is (1) eliminated; or (2)where there is a material adverse change in your then current salary, title, duties, responsibilities or job location (defined as a mandatory job relocation of more than 50 miles), that causes you to voluntarily terminate your employment (“Constructive Termination”); or (3) except where such elimination or material adverse change occurs as a result of the Company’s financial survival being demonstrably at risk or in doubt; or (4) except for “cause” (as defined below), the Company will pay you severance in an amount equal to three months of your base salary and fringe benefits (as defined below). Such severance payment will be made promptly in a single, lump sum. The severance amount will be paid in addition to any payments owed to you in the form of wages, earned but unpaid bonuses, reimbursable business expenses, and payments otherwise owed to you by statute or agreement.

“Fringe Benefits” — the Company will continue to make available to you all fringe benefits in which you participated during your employment, and will continue to make contributions and payments on fringe benefits at the same rates it did during your employment.

“Cause” shall mean (1) Willful and continued failure to substantially perform the duties and obligations of position with the Company; (2) Conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as you did not know of the felony and did not willfully violate the law) (3) Proven act of fraud, theft. embezzlement or other material dishonesty taken by you which was intended to result in substantial gain or personal enrichment at the expense of the Company; (4) Intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, excluding violations made in good faith and upon advice of the Company’s CEO counsel or directive of the Board.

Effective Date:	Salary change effective as of June 1 2007.

Please understand that your employment with Carbonite is for no specified period and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time with or without cause and with or without notice.
Like all Carbonite employees, you will be required, as a condition of your continued employment with Carbonite, to sign the Company’s Non-Competition and Non-Disclosure Agreement. Please sign one copy and return it with this letter, retaining a copy for your files.
You agree that, during the term of your employment with Carbonite, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Carbonite is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Carbonite.
To indicate your acceptance of our agreement, please sign and date the attached Acceptance and Acknowledgement. A duplicate original is enclosed for your records. This letter, along with the Carbonite Non-Competition and Non-Disclosure Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the President and CEO or Chief Financial Officer of Carbonite and by you.
Sincerely,

CARBONITE, INC.
/s/ David Friend
David Friend
President & CEO Enclosures

ACCEPTANCE AND ACKNOWLEDGMENT
I accept the employment agreement as set forth in the agreement letter dated September 7,2007. I understand and acknowledge that my employment with Carbonite is for no particular duration and is at-will, meaning that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice.
I understand and agree that the terms and conditions set forth in the agreement letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the agreement letter, along with the Carbonite Non-Competition and Non-Disclosure Agreements are the terms and conditions of my employment. No one other than Carbonite’s President and CEO or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the offer letter and Carbonite Non-Competition and Non-Disclosure Agreement, and any such modification must be in writing and signed by either such executive, I understand that Carbonite may modify salary and benefits as well as other plans and programs from time to time as it deems necessary.

Signature:	/s/ Swami Kumaresan
Printed Name: Swami Kumaresan
Date:

4